Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in:

1.the Registration Statement (Form S-3 No. 333-207255) of Novatel Wireless, Inc. (predecessor issuer to Inseego Corp.);

2.the Registration Statements (Form S-3 Nos. 333-239728, 333-238057, 333-233206, 333-231350, 333-228315, 333-226753, and 333-221404) of Inseego Corp.; and

3.the Registration Statements (Form S-8 Nos. 333-266721, 333-263381, 333-246367, 333-226754, 333-214965, 333-207233, 333-202648, 333-190879, 333-176489, 333-163033, 333-145482, 333-139730, and 333-53692) of Inseego Corp.,

of our report dated February 21, 2024, with respect to our audits of the consolidated financial statements of Inseego Corp. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, appearing in the Annual Report on Form 10-K of Inseego Corp. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
February 21, 2024